Exhibit 21.1
Subsidiaries of the Registrant

Portier, LLC
Postmates, LLC
Rasier, LLC
Uber B.V.
Uber International C.V.
Uber NL Holdings 1 B.V.
Uber Singapore Technology Pte. Ltd.